Exhibit 10.38

1388 N. Tech Boulevard Gilbert, AZ 85233 480.556.5555 Tel 480.315.3745 Fax www.CatalyticaEnergy.com

June 26, 2002

Mr. Craig Kitchen
1893 W. Encinas St.
Gilbert, AZ 85233-2314

Dear Craig:

Thank you for your decision to remain on the Board of Directors of Catalytica Energy Systems, Inc. I am very excited to have your continued input on the direction of our Company. As with all Board members, you will be receiving an annual retainer (currently $20,000 per annum, paid in quarterly installments) and you will be issued initial stock options of 20,000 shares.

In addition to the 20,000 shares that you will be granted, you have been previously granted options for your service as CEO. For purposes of this letter, we will refer to them as the Pre-2002 options and the 2002 options.

The Pre-2002 options total 174,717 as detailed in the following schedule:

Grant Date	Qty Granted	Qty Vested	Exercise Price
7/31/00	13,332	4,722	$26.500
7/31/00	61,668	29,654	$26.500
1/24/01	84,717	37,652	$14.312
2/23/01	15,000	4,688	$16.937

The 2002 options total 132,500 and none of these options were vested as of May 31, 2002.

The Company proposes that you retain your rights and continue to vest in all of the Pre-2002 options per our normal vesting schedule. This action recognizes your performance as CEO, and affirms your commitment to the Company and your belief in the long-term value of Catalytica.

Regarding the 2002 options we propose a different treatment. As you recall, these options were issued specifically to encourage future performance as CEO. Your resignation on May 31,2002 has changed the circumstances. Although vesting of these options did not occur, the Company proposes that you should retain a proportionate ownership of the options representing the period of service as CEO. The four-month period from February 2002 (issue month) through May 2002 represents 4/48 of the normal vesting period. Accordingly, we propose this ratio, which equates to 11,042 shares (of the 132,500 options) be applied to issue a revised 2002 stock option award. The prior grant will be cancelled and this new grant will be issued at $3.53, the options original strike price.

Please sign and return this letter documenting our mutual understanding of the aforementioned terms.

Craig, I appreciate all of the contributions that you have made to Catalytica and I value the relationship that we have developed. I look forward to our continued business relationship.

Best regards,

/s/ RICARDO B. LEVY
Ricardo B. Levy Chairman and CEO Catalytica Energy Systems, Inc.

I acknowledge the terms and conditions set forth in this letter including the cancellation of the 2002 options.

/s/ CRAIG N. KITCHEN	July 24, 2002
Craig N. Kitchen	Date